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                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant                                 [ ]

Filed by a party other than the Registrant              [X]

Check the appropriate box:

     [ ]  Preliminary Proxy Statement

     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

     [ ]  Definitive Proxy Statement

     [X]  Definitive Additional Materials

     [ ]  Soliciting Material Pursuant to Section 240.14a-12

                             THE R.O.C. TAIWAN FUND
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                (Name of Registrant as Specified In its Charter)

                             LAXEY PARTNERS LIMITED
                         THE VALUE CATALYST FUND LIMITED
                                LP VALUE LIMITED
                           LAXEY UNIVERSAL VALUE L.P.
                              LAXEY INVESTORS, L.P.
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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          pursuant to Exchange Act Rule 0-11 (set forth the amount on which the
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                               LAXEY PARTNERS LTD

        Stanley House o 7-9 Market Hill o Douglas o Isle of Man IM1 2BF
                       Tel. 01624 690900 Fax. 01624 690901

           AN IMPORTANT MESSAGE TO THE R.O.C. TAIWAN FUND SHAREHOLDERS

                                  June 11, 2003

To our Fellow Shareholders of The R.O.C. Taiwan Fund (the "Trust"):

         We are seeking your support at the Trust's 2003 Annual Meeting of Shareholders (the "Annual Meeting") scheduled to be held on June 24, 2003 to vote

          o TO WITHHOLD AUTHORITY for the election of each of the Trust's nominees to the Board of Trustees (the "Board"),

          o FOR the proposal to convert the Trust from a closed-end investment company to an open-end investment company and certain related matters, and

          o FOR our proposal to terminate the Investment Advisory Contract among the Trust, International Investment Trust Company Limited (the "Adviser") and the Central Trust of China (the "Investment Advisory Contract").

         WHY SHOULD YOU VOTE WITH US ON THESE MATTERS?

                  OUR INTERESTS ARE ALIGNED WITH YOUR INTERESTS

          THE MAJORITY OF TRUSTEES OWN NO SHARES AND HALF OF THEM HAVE
                           CLOSE TIES TO THE ADVISER

                THE TRUSTEES' INTERESTS ARE NOT THE SAME AS YOURS

         Through funds we manage, we beneficially own approximately 12.15% of the outstanding shares of beneficial interest (the "Shares") of the Trust and believe that we are the second largest shareholder of the Trust.

         SIX OF THE EIGHT TRUSTEES ON THE BOARD OWN NO SHARES AT ALL! Only two trustees own Shares, and they own only 9,800 Shares in the aggregate.

         Apparently some of these trustees are happy to collect their Board fees so long as they do not have to invest their money alongside you, the shareholders of the Trust. They presume to tell you what you should want as shareholders, without having bothered to align themselves with your ownership interests. The trustees' lack of common financial interest with you, the Trust's true owners, represents a disgraceful throwback to the stone age of corporate governance. WHO


      Licensed to conduct Investment Business by the Isle of Man Financial
       Supervision Commission Directors: Colin Kingsnorth; Andrew Leasor;
                 Andrew Pegge; Michael Haxby; Christopher Bruce
                            Registered Number: 93741C

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DO YOU THINK IS MORE FOCUSED ON MAXIMIZING SHAREHOLDER VALUE? MAJOR SHAREHOLDERS
OR NON-SHAREHOLDERS?

         THREE OF THE EIGHT NON-SHAREHOLDER TRUSTEES ARE INTIMATELY TIED TO THE ADVISER! One of these non-shareholder trustees is the chairman of the Adviser, and another is the president of the Adviser. A third non-shareholder trustee is the President of a company that is a shareholder of the Adviser. Perhaps this is why the Board is working so hard to maintain the status quo and protect the Adviser from having its poor performance judged by the shareholders. WHOSE INTERESTS DO YOU BELIEVE THE TRUSTEES ARE ALIGNED WITH? THE SHAREHOLDERS OR THE ADVISER?

         WE HAVE PUT OUR MONEY WHERE OUR MOUTH IS! We own more than 4 million Shares. Our ownership interest represents approximately 12.15% of the entire Trust. Our goal is to force the Trust to take steps to maximize the value of the Shares for all shareholders. If the value of our Shares increase as a result of our efforts, the value of your Shares will increase as well.

         Think about it. Three of the Board's eight trustees own no Shares and are affiliated with the Adviser. Their interests are not the same as yours. Three other trustees own no Shares and collect Board fees. Their interests are not the same as yours. CAN YOU AFFORD TO FOLLOW THE RECOMMENDATIONS OF PEOPLE WHOSE ECONOMIC INTERESTS ARE SO DIFFERENT FROM YOURS?

       THE TRUSTEES ARE DESPERATE TO ENTRENCH THEMSELVES AND THE ADVISER -
        WHY ELSE WOULD THEY TRY SO HARD TO SMEAR OUR NAME, OTHER THAN TO
      DISTRACT YOU FROM THE REAL ISSUES: POOR PERFORMANCE AND THEIR FAILURE
             TO REDUCE THE SIGNIFICANT DISCOUNT TO NET ASSET VALUE

         In a vitriolic letter dated June 3, 2003, the Board has attempted to initiate an ugly smear campaign and insinuated that our sole purpose is to "take your money." They apparently believe that invective is a substitute for substance and that they can distract you from the real issues in this proxy contest - the poor performance of the Trust and the failure of the Board to propose any meaningful actions to reduce the significant discounts to net asset value ("NAV") at which the Shares have traded for many years. We do not hold you in such low regard. We will not stoop to their level and have confidence that you will focus on the real issues in this proxy contest and not on the Trustees' inflammatory rhetoric. UNLIKE THE TRUSTEES AND THE ADVISER, THE SHAREHOLDERS BENEFIT ONLY IF THE SHARE PRICE INCREASES. If we can create opportunities for maximizing value in which all shareholders can participate, such as an interval fund structure, then we don't mind the insults.

         In their brief and misleading discussion of our proxy solicitation against the Mexico Fund, the trustees show their true colors. They completely ignore the benefits all shareholders received as a result of our efforts. Each shareholder was able to choose between tendering shares to the fund at 98% of NAV or continuing as a shareholder. We would like for you to have the same kind of choice. Not only is the Board seeking to preserve the status quo of huge discounts and poor performance by fighting our proposal to terminate the Adviser, the Board went to great


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lengths, as described below, to prevent you from even having the chance to make a choice on the Adviser.

         INSTEAD OF A TRUE CHOICE, THE BOARD WOULD RATHER THAT YOU REMAIN IN AN UNDER-PERFORMING FUND. For the 45 trading days from April 1, 2003 through June 4, 2003, the trading volume in the Shares was less than 20,000 Shares on 30 of those days. Not a very liquid market. Yet, the Trust states that "based on substantial consultations" you do not want a means for maximizing the value and liquidity of your Shares. TELL THE TRUST WHAT YOU REALLY WANT - BETTER PERFORMANCE AND MORE VALUE FOR YOUR SHARES.

         THE TRUST'S INVESTMENT PERFORMANCE HAS BEEN POOR OVER SEVERAL YEARS. According to Morningstar, the Trust's market return for 2000, 2001, 2002 and 2003 (through May 30) has been -43.0%, 4.1%, -14.7% and -4.4%, respectively, which has trailed the market return of their category by -7.5%, -3.6%, -22.5% and -13.7%, respectively. No wonder the Trust left this out of their proxy material. This poor performance has been compounded, in seven of the past eight years (during all of which time the Trust was managed by the Adviser), by double-digit discounts from NAV at which the Shares trade. The Board and the Adviser have taken no effective action to eliminate the discount, which we believe would help maximize value for all shareholders.

         YOU SHOULD BE CONCERNED THAT, IF OUR EFFORTS ARE DEFEATED, THE DOUBLE-DIGIT DISCOUNT WILL ONCE AGAIN RETURN TO THE TRUST. You may be aware that the discount has narrowed significantly in the past few months. We believe that the current reduction of the discount is due to the public's awareness of our efforts to maximize value through our proxy solicitation for the Annual Meeting. These efforts were first publicized in January through our filings with the Commission as well as through the Board's public actions. Although our dispute with the Board over our shareholder proposal was not resolved until May, we believe it was clear to the public from several months earlier that we were making every effort to have our proposal presented.

         "SHAREHOLDER RELATIONS" WILL NOT ELIMINATE THE DISCOUNT. The Trust has attempted to take credit for the narrowing of the discount due to its shareholder relations program. Don't be misled. The Trust has boasted about its shareholder relations program in its proxy statement each year over the past three years, and in each of those years the Trust has traded at a double-digit discount. On the other hand, this is the first year that we have been involved with the Trust as a major shareholder, and the discount has narrowed significantly from its historical double-digit range.

         WHY HAVE THE BOARD AND THE ADVISER BEEN UNRESPONSIVE TO OUR INTERESTS? We believe that the failure of the Board to take or publicly propose any steps to narrow the discount is in keeping with the lack of alignment on the part of the trustees and the Adviser with your ownership interests. The formation of an interval fund structure, for example, would provide valuable benefits to shareholders but may also make the Trust smaller, thus reducing the fees that the Adviser receives from the Trust. Given that several members of the Board are aligned with the Adviser, one can see why no concrete actions to provide liquidity to shareholders have been taken since 1997. THE BOARD IS ACTING TO PRESERVE THE INTERESTS OF THE ADVISER, NOT YOUR INTERESTS.


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         It is time to bring in an independent adviser to the Trust who will be responsive to shareholder interests and who will take concrete steps to eliminate the discount. PLEASE VOTE TO TERMINATE THE INVESTMENT ADVISORY CONTRACT AT THE ANNUAL MEETING.

         THE TRUST HAS SOUGHT TO BLOCK LEGITIMATE SHAREHOLDER ACTION IN
                 STILL ANOTHER ATTEMPT TO ENTRENCH THE ADVISER

         It is disappointing but hardly surprising that the trustees, whose interests are so clearly tied to the Adviser and not to your interests as shareholders, would engage in heavy-handed entrenchment maneuvers to insulate the Adviser from accountability. WHY DOES THIS BOARD ENGAGE IN ACTIONS THAT APPEAR TO BE CONTRARY TO YOUR BEST INTERESTS AS SHAREHOLDERS?

         In December 2002, the Board approved and filed (but did not publicly announce) an amendment to the Trust's bylaws that restricts shareholder proposals that are not approved by the Board to those made in conformity with Rule 14a-8 of the Securities and Exchange Act of 1934. Rule 14a-8 permits a shareholder to submit proposals only if the shareholder satisfies certain requirements relating to timing, length of ownership interest, and the number of proposals to be presented. It was designed as a low-cost means for shareholders to present their own proposals through management's proxy materials but was never intended to be the exclusive means for shareholders to make proposals.

         IN FACT, PROPOSALS HAVE BEEN MADE FOR YEARS BY SHAREHOLDERS WHO WERE WILLING TO PREPARE THEIR OWN PROXY MATERIAL AND CONDUCT THEIR OWN SOLICITATION, AS LAXEY IS DOING, and the securities laws clearly permit proposals that are made through procedures outside (and less restrictive than) the framework of Rule 14a-8. However, the Board is seeking to apply the restrictions of Rule 14a-8 to block proposals by all shareholders (not just Laxey) that the Board does not like, unless such proposal satisfies Rule 14a-8. THE BOARD'S POSITION IS CONTRARY TO THE INFORMATION ON SUBMITTING SHAREHOLDER PROPOSALS CONTAINED IN THE TRUST'S 2002 PROXY MATERIAL AND FLIES IN THE FACE OF SHAREHOLDER DEMOCRACY.

         WE BELIEVE THAT NO OTHER COMPARABLE CLOSED-END FUND(1) HAS SUCH A RESTRICTIVE LIMITATION OF SHAREHOLDER PROPOSALS AS DOES THE TRUST. The U.S. Congress evidently believed that the ability of shareholders to vote on and terminate investment advisory contracts was so important and fundamental that it created a separate provision under the Investment Company Act of 1940 (the "ICA") granting such rights to shareholders. The ICA specifically requires that every investment advisory contract provide that it is terminable at any time by a fund's shareholders. This is clearly a sorry state of affairs for the Trust's corporate governance.

         WHY DOES THE TRUST WANT TO RESTRICT YOU FROM VOTING ON LAXEY'S PROPOSAL? We challenge the Board to tell you why they thought it was in your best interests to attempt to restrict shareholder proposals in this manner, when their peers don't have these same restrictions. From the moment we first submitted our proposal, the Trust has sought vigorously to deny you


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(1)  We consider a "comparable closed-end fund" for this purpose to be a closed-end fund tracked by Morningstar on its Web site with assets greater than $100 million and investing solely in international equity securities. Our belief is based on a review of by-laws publicly available at the Web site of the U.S. Securities and Exchange Commission (the "Commission").



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an opportunity to vote on it. The Trust first announced that our proposal would not be considered at the Annual Meeting and then, in a series of letters to the Commission, the Trust sought to justify its decision to exclude our proposal. The Commission agreed with our argument and required the Board to allow us to present our proposal to you.

         THE TRUST'S ANTI-SHAREHOLDER BY-LAW APPLIES TO ALL SHAREHOLDER PROPOSALS, NOT JUST LAXEY'S. It is clear to us that the Board's present posture is to make the presentation of shareholder proposals as restrictive and difficult as possible. This is not simply an anti-Laxey move, this is a blow against all other shareholders who may wish to present a proposal at future annual meetings that may be considered value-enhancing. And it is a blow against all shareholders who may wish to receive and consider such proposals. In other words, a group of non-owners on the Board is seeking to restrict your ability, as the true owners of the Trust, to consider and vote on legitimate proposals presented by other shareholders to change the Trust for the better. WHY? THIS BOARD IS AFRAID OF CHANGE - TO THE ADVISER AND TO THE TRUST ITSELF.

         THE TRUSTEES ARE FIGHTING TO DENY SHAREHOLDERS THE RIGHT TO MAKE IMPORTANT CHOICES AS TO THE DIRECTION OF THE TRUST. SEND A MESSAGE TO THE BOARD THAT INTERFERENCE WITH SHAREHOLDER RIGHTS WILL NOT BE TOLERATED AND THAT A CHANGE IS NEEDED NOW.

                        VOTE FOR A CHANGE FOR THE BETTER!

         We are seeking accountability, not control of the Trust. Our interests are aligned with yours - to force the Trust to take concrete actions to maximize shareholder value and liquidity. We are therefore soliciting your vote on the GOLD proxy card in connection with three proposals:

          o TO WITHHOLD AUTHORITY for the election of each of the Trust's nominees to the Board,

          o FOR the proposal to convert the Trust from a closed-end investment company to an open-end investment company, and

          o    FOR our proposal to terminate the Investment Advisory Contract.

         We therefore urge you to send the Trust a strong message that you want the Trust to start acting in your best interests for a change. CHANGE IS NEEDED AT THE TRUST. PLEASE HELP US MAKE IT HAPPEN!


                                       Sincerely yours,

                                       LAXEY PARTNERS LIMITED

                                       /s/ Andrew Pegge
                                       -----------------------------------------
                                       Name:  Andrew Pegge
                                       Title: Director


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TIME IS SHORT. THE ANNUAL MEETING IS JUNE 24. PLEASE SIGN, DATE AND RETURN THE
ENCLOSED GOLD PROXY CARD TODAY. IF YOU HAVE ALREADY SENT A WHITE PROXY TO THE TRUST YOU HAVE EVERY LEGAL RIGHT TO REVOKE YOUR VOTE BY SIGNING AND RETURNING A LATER-DATED GOLD PROXY CARD. ONLY YOUR LATEST DATED PROXY COUNTS.

IF YOU HOLD YOUR SHARES IN STREET NAME, PLEASE RETURN YOUR GOLD PROXY CARD IN THE ENVELOPE PROVIDED TO YOU BY YOUR BANK OR BROKERAGE FIRM. FOR ASSISTANCE IN VOTING YOUR SHARES, PLEASE CONTACT OUR PROXY SOLICITOR, MORROW & CO., INC. AT
(800) 607-0088; BANKS AND BROKERS CALL COLLECT (212) 754-8000.

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